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                                                                    Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                      INVESCO INSURED MUNICIPAL BOND TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Insured Municipal Bond Trust was held on Friday, July 16, 2010. The Meeting was held for the following purpose:

(1) Elect four Trustees by the holders of Common Shares and Preferred Shares voting together, and one Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three year term or until a successor has been duly elected and qualified.

The results of the voting on the above matters were as follows:

                                             Votes
Matters                        Votes For   Withheld
-------                        ---------   --------
(1) Albert R. Dowden........   3,764,558    35,718
    Lewis F. Pennock........   3,765,435    34,841
    Hugo F. Sonnenschein....   3,758,140    42,136
    Raymond Stickel, Jr.....   3,763,387    36,889
    Prema Mathai-Davis (P)..         209         0